                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.2)*

                            CHINA ENTERPRISES LIMITED
               (formerly known as China Tire e-commerce.com Ltd.)
                -------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                -------------------------------------------------
                         (Title of Class of Securities)

                                   G2109M 10 0
                -------------------------------------------------
                                 (CUSIP Number)


                               Ms. Chan Ling, Eva
                        China Strategic Holdings Limited
                               8/F Paul Y. Centre
                                 51 Hung To Road
                               Kwun Tong, Kowloon
                                    Hong Kong
                                 (852) 2372-0130
               --------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                September 9, 2003
                -------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                        PAGE 2 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    CHINA STRATEGIC HOLDINGS LIMITED - NOT APPLICABLE.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC OF REPORTING PERSON.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    HONG KONG
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    3,000,000 SHARES OF SUPERVOTING COMMON STOCK
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    2,239,800 SHARES OF COMMON STOCK
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    3,000,000 SHARES OF SUPERVOTING COMMON STOCK
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    2,239,800 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,239,800 SHARES OF COMMON STOCK AND 3,000,000 SHARES OF SUPERVOTING COMMON STOCK. EACH OF SUPERVOTING COMMON STOCK IS CONVERTIBLE AT ANY TIME AT THE OPTION OF THE SHAREHOLDER INTO ONE SHARE OF COMMON STOCK. EACH SHARE OF SUPERVOTING COMMON STOCK IS ENTITLED TO TEN VOTES AND EACH SHARE OF COMMON STOCK IS ENTITLED TO ONE VOTE ON ALL MATTERS UPON WHICH THE SUPERVOTING COMMON STOCK AND COMMON STOCK ARE ENTITLED TO VOTE. THE SUPERVOTING COMMON STOCK AND COMMON STOCK RANK PARI PASSU IN ALL RESPECTS AND VOTE TOGETHER AS ONE CLASS EXCEPT IN CERTAIN LIMITED CIRCUMSTANCES RELATING TO CHANGES IN THE RELATIVE RIGHTS OF THE SUPERVOTING COMMON STOCK AND COMMON STOCK.

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF SUPERVOTING COMMON STOCK AND 37.22% OF COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                        PAGE 3 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    KAMTHORN LIMITED - NOT APPLICABLE.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC OF REPORTING PERSON.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    1,629,200 SHARES OF COMMON STOCK
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    1,629,200 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,629,200 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     27.08% OF COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                        PAGE 4 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    CHINA PHARMACEUTICAL INDUSTRIAL LIMITED - NOT APPLICABLE.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC OF REPORTING PERSON.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    HONG KONG
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    610,600 SHARES OF COMMON STOCK
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    610,600 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     610,600 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     10.15% OF COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                        PAGE 5 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    MRI HOLDINGS LIMITED (FORMERLY KNOWN AS AUSTRALIA NET.COM LIMITED) -
    NOT APPLICABLE.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    AUSTRALIA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    610,600 SHARES OF COMMON STOCK
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    610,600 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     610,600 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     10.15% OF COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                        PAGE 6 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    KATMON LIMITED - NOT APPLICABLE.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    610,600 SHARES OF COMMON STOCK
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    610,600 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     610,600 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     10.15% OF COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                        PAGE 7 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    FAVOUR LEADER LIMITED - NOT APPLICABLE.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    610,600 SHARES OF COMMON STOCK
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    610,600 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     610,600 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     10.15% OF COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                        PAGE 8 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    CARLING INTERNATIONAL LIMITED - NOT APPLICABLE.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    610,600 SHARES OF COMMON STOCK
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    610,600 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     610,600 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     10.15% OF COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                        PAGE 9 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    CALISAN DEVELOPMENTS LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     CALISAN DEVELOPMENTS LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE
     SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED
     AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 10 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    GREAT DECISION LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     GREAT DECISION LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 11 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    PAUL Y. - ITC INVESTMENTS GROUP LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     PAUL Y. - ITC INVESTMENTS GROUP LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 12 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    PAUL Y. - ITC CONSTRUCTION HOLDINGS (B.V.I.) LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     PAUL Y. - ITC CONSTRUCTION HOLDINGS (B.V.I.) LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 13 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    PAUL Y. - ITC CONSTRUCTION HOLDINGS LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BERMUDA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     PAUL Y. - ITC CONSTRUCTION HOLDINGS LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 14 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    HOLLYFIELD GROUP LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    SAMOA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     HOLLYFIELD GROUP LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 15 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    WELL ORIENT LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    HONG KONG
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     WELL ORIENT LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 16 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    POWERVOTE TECHNOLOGY LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     POWERVOTE TECHNOLOGY LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 17 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    HANNY MAGNETICS (B.V.I.) LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     HANNY MAGNETICS (B.V.I.) LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 18 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    HANNY HOLDINGS LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BERMUDA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     HANNY HOLDINGS LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 19 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    FAMEX INVESTMENT LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    HONG KONG
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     FAMEX INVESTMENT LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 20 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    MANKAR ASSETS LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     MANKAR ASSETS LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 21 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    ITC INVESTMENT HOLDINGS LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     ITC INVESTMENT HOLDINGS LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 22 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    ITC CORPORATION LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BERMUDA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     ITC CORPORATION LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 23 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    GALAXYWAY INVESTMENTS LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     GALAXYWAY INVESTMENTS LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 24 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    CHINAVIEW INTERNATIONAL LIMITED - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     CHINAVIEW INTERNATIONAL LIMITED DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. G2109M 10 0                                       PAGE 25 OF 155 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    CHAN KWOK KEUNG, CHARLES - NOT APPLICABLE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    NOT APPLICABLE.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

    NOT APPLICABLE
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United Kingdom
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    DISCLAIMED (SEE ITEM 11 BELOW)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    DISCLAIMED (SEE ITEM 11 BELOW)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     CHAN KWOK KEUNG, CHARLES DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES DIRECTLY OR INDIRECTLY BENEFICIALLY OWNED BY CHINA STRATEGIC HOLDINGS LIMITED, CHINA PHARMACEUTICAL INDUSTRIAL LIMITED, KAMTHORN LIMITED, MRI HOLDINGS LIMITED, KATMON LIMITED, FAVOUR LEADER LIMITED AND CARLING INTERNATIONAL LIMITED.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     100% OF THE SUPERVOTING COMMON STOCK AND 37.22% OF THE COMMON STOCK
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note:

         This Amendment No. 2 is being filed to reflect a change in the percentage ownership of China Strategic Holdings Limited by Calisan Developments Limited, Great Decision Limited, Paul Y. - ITC Investments Group Limited, Paul
Y. - ITC Construction Holdings (B.V.I.) Limited, Paul Y. - ITC Construction Holdings Limited, Hollyfield Group Limited, Well Orient Limited, Powervote Technology Limited, Hanny Magnetics (B.V.I.) Limited, Hanny Holdings Limited, Famex Investment Limited, Mankar Assets Limited, ITC Investment Holdings Limited, ITC Corporation Limited, Galaxyway Investments Limited, Chinaview International Limited, and Dr. Chan Kwok Keung, Charles. The change in percentage ownership of China Strategic Holdings Limited resulted from increase in the shareholding as described in Item 4 below. None of the foregoing parties bought or sold any securities of the subject company since the filing of Amendment No. 5 to this Statement in September 2003.

The Amendment No. 2 is also being filed to provide other non-material updated information in items 1, 2, 3, 4 and 5.

Items 1, 2, 3, 4 and 5 have been amended accordingly.

ITEM 1.           SECURITY AND ISSUER.

         This statement relates to the common stock (the "Common Stock") and supervoting common stock (the "Supervoting Common Stock") of China Enterprises Limited (the "Company"), a Bermuda corporation, with its principal executive offices at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

ITEM 2.           IDENTITY AND BACKGROUND.

       This statement is filed by:

China Strategic Holdings Limited

         China Strategic Holdings Limited ("CSH") is a Hong Kong company with its principal executive and business offices located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. The principal business of CSH is that of an investment holding company with diversified interests in tire manufacturing, manufacturing, retail and distribution of Chinese medicine, western pharmaceuticals and health food and investment in infrastructure projects through its subsidiaries.

         CSH directly owns 3,000,000 shares of Supervoting Common Stock. In addition, through its direct interest in Kamthorn Limited and indirect interest in China Pharmaceutical Industrial Limited, CSH is the indirect beneficial owner of 2,239,800 shares of Common Stock (the Common Stock and the Supervoting Common Stock together, the "CSH Shares").

         During the past five years, neither CSH nor, to the best knowledge of CSH, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Kamthorn Limited

         Kamthorn Limited, a British Virgin Islands company ("Kamthorn"), is a wholly owned subsidiary of CSH, and it directly owns 1,629,200 shares of Common Stock. Kamthorn's principal business is that of an investment holding company and its principal executive and business offices are located at 8th Floor, Paul
Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         During the past five years, neither Kamthorn nor, to the best knowledge of Kamthorn, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

China Pharmaceutical Industrial Limited

         China Pharmaceutical Industrial Limited, a Hong Kong company ("CPIL"), directly owns 610,600 shares of Common Stock. CPIL's principal business is that of an investment holding company and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         During the past five years, neither CPIL nor, to the best knowledge of CPIL, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

MRI Holdings Limited

         MRI Holdings Limited, a Australian company ("MRI"), owns 100% of the issued shares of CPIL, and, through such interest, is the indirect beneficial owner of 610,600 shares of Common Stock. MRI's principal business is that of an investment holding company and its principal executive and business offices are located at 2/F 45 Stirling Highway, Nedlands, W.A. 6009, Australia.

         During the past five years, neither MRI nor, to the best knowledge of MRI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Katmon Limited

         Katmon Limited, a British Virgin Islands company ("Kamthorn"), owns 11.05% of the issued shares of MRI and, through such interest, is the indirect beneficial owner of 610,600 shares of Common Stock. Katmon is also a wholly owned subsidiary of CSH. Katmon's principal business is that of an investment holding company and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         During the past five years, neither Katmon nor, to the best knowledge of Katmon, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Favour Leader Limited

         Favour Leader Limited, a British Virgin Islands company ("Favour Leader"), owns 45.72% of the issued shares of MRI and, through such interest, is the indirect beneficial owner of 610,600 shares of Common Stock. Favour Leader's principal business is that of an investment holding company and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         During the past five years, neither Favour Leader nor, to the best knowledge of Favour Leader, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Carling International Limited

         Carling International Limited, a British Virgin Islands company ("Carling"), owns 100% of the issued shares of Favour Leader and, through such interest, is the indirect beneficial owner of 610,600 shares of Common Stock. Carling is also a wholly owned subsidiary of CSH. Carling's principal business is that of an investment holding company and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         During the past five years, neither Carling nor, to the best knowledge of Carling, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Calisan Developments Limited

         The principal business of Calisan Developments Limited, a British Virgin Islands company ("Calisan"), is investment holding. The principal executive and business offices of Calisan are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Calisan owns 31.18% of the issued shares of CSH and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act'), be deemed to control the voting and disposition of the CSH Shares. However, Calisan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Calisan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

         During the past five years, neither Calisan nor, to the best knowledge of Calisan, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Great Decision Limited

         The principal business of Great Decision Limited, a British Virgin Islands company ("Great Decision"), is investment holding. The principal executive and business offices of Great Decision are located at 31st Floor, Paul
Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Great Decision owns 100% of the issued shares of Calisan and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Great Decision disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Great Decision is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Great Decision nor, to the best knowledge of Great Decision, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Investments Group Limited

         The principal business of Paul Y. - ITC Investments Group Limited, a British Virgin Islands company ("Paul Y. Investments"), is investment holding. The principal executive and business offices of Paul Y. Investments are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Paul Y. Investments owns 100% of the issued shares of Great Decision and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Paul Y. Investments disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Investments is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Paul Y. Investments nor, to the best knowledge of Paul Y. Investments, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings (B.V.I.) Limited

         The principal business of Paul Y. - ITC Construction Holdings (B.V.I.) Limited, a British Virgin Islands company ("Paul Y. BVI"), is investment holding. The principal executive and business offices of Paul Y. BVI are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Paul Y. BVI owns 100% of the issued shares of Paul Y. Investments and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Paul Y. BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Paul Y. BVI nor, to the best knowledge of Paul Y. BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings Limited

         The principal business of Paul Y. - ITC Construction Holdings Limited, a Bermuda company ("Paul Y. Holdings"), is that of investment holding with interests mainly in companies engaged in construction, property development and investment, manufacturing and trading of construction materials as well as strategic investment in contracting businesses including contract mining, contract drilling, engineering, infrastructure services, power services, telecommunication services and rail services, installation and maintenance of elevators and escalators, and provision of specialized business and management solutions. The principal executive and business offices of Paul Y. Holdings are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Paul Y. Holdings owns 100% of the issued shares of Paul Y. BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Paul Y. Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Paul Y. Holdings nor, to the best knowledge of Paul Y. Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hollyfield Group Limited

         The principal business of Hollyfield Group Limited, a Samoa company ("Hollyfield"), is investment holding. The principal executive and business offices of Hollyfield are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Hollyfield owns 64.23% of the issued shares of Paul Y. Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Hollyfield disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hollyfield is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Hollyfield nor, to the best knowledge of Hollyfield, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Well Orient Limited

         The principal business of Well Orient Limited, a Hong Kong company ("Well Orient"), is investment holding. The principal executive and business offices of Well Orient are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Well Orient owns 31.18% of the issued shares of CSH and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Well Orient disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Well Orient is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

         During the past five years, neither Well Orient nor, to the best knowledge of Well Orient, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Powervote Technology Limited

         The principal business of Powervote Technology Limited, a British Virgin Islands company ("Powervote"), is investment holding. The principal executive and business offices of Powervote are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Powervote owns 100% of the issued shares of Well Orient and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Powervote disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Powervote is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Powervote nor, to the best knowledge of Powervote, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Magnetics (B.V.I.) Limited

         The principal business of Hanny Magnetics (B.V.I.) Limited, a British Virgin Islands company ("Hanny BVI"), is investment holding. The principal executive and business offices of Hanny BVI are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Hanny BVI owns 100% of the issued shares of Powervote and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Hanny BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

         During the past five years, neither Hanny BVI nor, to the best knowledge of Hanny BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Holdings Limited

         The principal business of Hanny Holdings Limited, a Bermuda company ("Hanny"), is the manufacture, distribution and marketing of data storage media and the distribution and marketing of computer accessories, storage media and consumer electronic products and securities trading. Hanny also holds an investment portfolio of information technology-related companies. The principal executive and business offices of Hanny are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Hanny owns 100% of the issued shares of Hanny BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Hanny disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Hanny nor, to the best knowledge of Hanny, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Famex Investment Limited

         The principal business of Famex Investment Limited, a Hong Kong company ("Famex"), is investment holding. The principal executive and business offices of Famex are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Famex owns 28.57% of the issued shares of Hanny and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Famex disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Famex is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Famex nor, to the best knowledge of Famex, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Mankar Assets Limited

         The principal business of Mankar Assets Limited, a British Virgin Islands company ("Mankar"), is investment holding. The principal executive and business offices of Mankar are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Mankar owns 100% of the issued shares of Famex and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Mankar disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Mankar is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Mankar nor, to the best knowledge of Mankar, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Investment Holdings Limited

         The principal business of ITC Investment Holdings Limited, a British Virgin Islands company ("ITC Holdings"), is investment holding. The principal executive and business offices of ITC Holdings are located at 33rd Floor, Paul
Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         ITC Holdings owns 100% of the issued shares of Hollyfield and Mankar and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, ITC Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither ITC Holdings nor, to the best knowledge of ITC Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Corporation Limited

         The principal business of ITC Corporation Limited, a Bermuda company ("ITC"), is investment holding. The principal executive and business offices of ITC are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         ITC owns 100% of the issued shares of ITC Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, ITC disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither ITC nor, to the best knowledge of ITC, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Galaxyway Investments Limited

         The principal business of Galaxyway Investments Limited, a British Virgin Islands company ("Galaxyway"), is investment holding. The principal executive and business offices of Galaxyway are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Galaxyway owns 34.82% of the issued ordinary shares of ITC and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Galaxyway disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Galaxyway is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Galaxyway nor, to the best knowledge of Galaxyway, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chinaview International Limited

         The principal business of Chinaview International Limited, a British Virgin Islands company ("Chinaview"), is investment holding. The principal executive and business offices of Chinaview are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Chinaview owns 100% of the issued shares of Galaxyway and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Chinaview disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Chinaview is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Chinaview nor, to the best knowledge of Chinaview, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chan Kwok Keung, Charles

         The business address of Dr. Chan Kwok Keung, Charles ("Dr. Chan"), a citizen of the United Kingdom, is 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Dr. Chan is the: (i) Chairman of Paul Y. Holdings, ITC, Hanny, China Enterprises Limited and Dong Fang Gas Holdings Limited, (ii) Chairman and Chief Executive Officer of CSH, (iii) an executive director of Ananda Wing On Travel (Holdings) Limited and (iv) a non-executive director of Downer EDI Limited. Dr. Chan is also the sole director of Galaxyway and Chinaview.

         Dr. Chan owns 100% of the issued shares of Chinaview and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, Dr. Chan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Dr. Chan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, Dr. Chan has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         The name, business address, citizenship and present occupation or employment of each executive officer and director of the foregoing entities and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedules I through XXIV hereto and are incorporated herein by reference.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         This amendment is being made to reflect the increase in ownership of CSH, which owns 100% of the Company's Supervoting Common Stock, owns 100% of Kamthorn (which directly owns 27.08% of the Company's Common Stock), and has an indirect interest in CPIL (which owns 10.15% of the Company's Common Stock). As a result of this increase in ownership of CSH, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview and Dr. Chan could be deemed to control the voting and disposition of the CSH Shares pursuant to Rule 13d-3 under the Exchange Act. Item 4 below contains a description of this transaction.

ITEM 4.           PURPOSES OF TRANSACTION.

         Upon close of offers for securities in CSH by Calisan and Well Orient, the ownership of CSH by Calisan and Well Orient respectively increased to 31.18%. As a result of this increase in ownership of CSH, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview and Dr. Chan could be deemed to control the voting and disposition of the CSH Shares.

         Except as described in this Item 4, none of CSH, CPIL, MRI, Kamthorn, Katmon, Favour Leader, Carling, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview or Dr. Chan has any plan, nor has under consideration any proposal which relate to or would result in:

         (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

         (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

         (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

         (d) any change in the present board of directors or management of the Company;

         (e) any material change in the present capitalization or dividend policy of the Company;

         (f) any other material change in the Company's business or corporate structure;

         (g) changes in the Company's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

         (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

         (j) any action similar to any of those enumerated in (a)-(i) above.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) CPIL is the beneficial owner of 610,600 shares of Common Stock, representing 10.15% of the outstanding Common Stock, and has shared power over the voting and disposition of these shares with CSH, MRI , Favour Leader, Katmon and Carling.

                 MRI, through its ownership of 100% of the issued shares of CPIL, indirectly beneficially owns 610,600 shares of Common Stock which are owned by CPIL and has shared power over the voting and disposition of these shares with CSH, Favour Leader, Katmon, Carling and CPIL.

                 Katmon, through its ownership of 11.05% of the issued shares of MRI, indirectly beneficially owns 610,600 shares of Common Stock which are owned by CPIL and has shared power over the voting and disposition of these shares with CSH, Favour Leader, MRI, Carling and CPIL.

                 Favour Leader, through its ownership of 45.72% of the issued shares of MRI, indirectly beneficially owns 610,600 shares of Common Stock which are owned by CPIL and has shared power over the voting and disposition of these shares with CSH, MRI, Katmon, Carling and CPIL.

                 Carling, through its ownership of 100% of the issued shares of Favour Leader, indirectly beneficially owns 610,600 shares of Common Stock which are owned by CPIL and has shared power over the voting and disposition of these shares with CSH, Favour Leader, MRI, Katmon and CPIL.

                 CSH beneficially owns 3,000,000 shares of Supervoting Common Stock, representing 100% of the Supervoting Stock. In addition, CSH indirectly beneficially owns 2,239,800 shares of Common Stock, representing 37.22% of the outstanding Common Stock, due to its 100% ownership of Katmon and its indirect interest in CPIL. Of those shares of Common Stock, CSH shares voting and dispositive power over 1,629,200 shares with Kamthorn and over the remaining 610,600 shares with CPIL, MRI, Katmon, Favour Leader, and Carling.

                 Calisan, through its ownership of 31.18% of the issued shares of CSH, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Calisan expressly disclaims beneficial ownership of such shares.

                 Great Decision, through its ownership of 100% of the issued shares of Calisan, may be deemed to share voting and dispositive power the CSH Shares, however, pursuant to Rule 13d-4, Great Decision expressly disclaims beneficial ownership of such shares.

                 Paul Y. Investments, through its ownership of 100% of the issued shares of Great Decision, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Paul Y. Investments expressly disclaims beneficial ownership of such shares.

                 Paul Y. BVI, through its ownership of 100% of the issued shares of Paul Y. Investments, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Paul Y. BVI expressly disclaims beneficial ownership of such shares.

                 Paul Y. Holdings, through its ownership of 100% of the issued shares of Paul Y. BVI, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Paul Y. Holdings expressly disclaims beneficial ownership of such shares.

                 Hollyfield, through its ownership of 64.23% of the issued shares of Paul Y. Holdings, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Hollyfield expressly disclaims beneficial ownership of such shares.

                 Well Orient, through its ownership of 31.18% of the issued shares of CSH, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Well Orient expressly disclaims beneficial ownership of such shares.

                 Powervote, through its ownership of 100% of the issued shares of Well Orient, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Powervote expressly disclaims beneficial ownership of such shares.

                 Hanny BVI, through its ownership of 100% of the issued shares of Powervote, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Hanny BVI expressly disclaims beneficial ownership of such shares.

                 Hanny, through its ownership of 100% of the issued shares of Hanny BVI, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Hanny expressly disclaims beneficial ownership of such shares.

                 Famex, through its ownership of 28.57% of the issued shares of Hanny, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Famex expressly disclaims beneficial ownership of such shares.

                 Mankar, through its ownership of 100% of the issued shares of Famex, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Mankar expressly disclaims beneficial ownership of such shares.

                 ITC Holdings through its ownership of 100% of the issued shares of Hollyfield and Mankar, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, ITC Holdings expressly disclaims beneficial ownership of such shares.

                 ITC, through its ownership of 100% of the issued shares of both ITC Holdings may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, ITC expressly disclaims beneficial ownership of such shares.

                 Galaxyway, through its ownership of 34.82% of the issued ordinary shares of ITC, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Galaxyway expressly disclaims beneficial ownership of such shares.

                 Chinaview, through its ownership of 100% of the issued shares of Galaxyway, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Chinaview expressly disclaims beneficial ownership of such shares.

                 Dr. Chan, through his ownership of 100% of the issued shares of Chinaview, may be deemed to share voting and dispositive power over the CSH Shares, however, pursuant to Rule 13d-4, Dr. Chan expressly disclaims beneficial ownership of such shares.

                 None of the persons named on Schedules I-XXIV beneficially own shares of Common Stock.

(c)              Not applicable.

(d) The reporting persons know of no other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein.

(e)              Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         There are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 above with respect to any securities of the Company including, but not limited to, transfer or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

         The document which have been filed as Exhibits are listed in the
Exhibit Index herein.

SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, Kamthorn Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF KAMTHORN
                                     LIMITED

Dated: 1 December 2003               By:  /s/ Chan Ling, Eva
                                        ----------------------------------------
                                     Name:  Chan Ling, Eva
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, China Strategic Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF CHINA STRATEGIC
                                     HOLDINGS LIMITED


Dated: 1 December 2003               By:  /s/ Chan Ling, Eva
                                        ----------------------------------------
                                     Name:  Chan Ling, Eva
                                     Title: Executive Director

       After reasonable inquiry and to the best of my knowledge and belief, MRI Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF MRI HOLDINGS
                                     LIMITED


Dated: 1 December 2003               By:  /s/ Lien Kait Long
                                        ----------------------------------------
                                     Name:  Lien Kait Long
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Favour Leader Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF FAVOUR LEADER
                                     LIMITED


Dated: 1 December 2003               By:  /s/ Chan Ling, Eva
                                        ----------------------------------------
                                     Name:  Chan Ling, Eva
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Katmon Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF KATMON LIMITED


Dated: 1 December 2003               By:  /s/ Chan Ling, Eva
                                        ----------------------------------------
                                     Name:  Chan Ling, Eva
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Carling International Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF CARLING
                                     INTERNATIONAL LIMITED


Dated: 1 December 2003               By:  /s/ Chan Ling, Eva
                                        ----------------------------------------
                                     Name:  Chan Ling, Eva
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, China Pharmaceutical Industrial Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF CHINA
                                     PHARMACEUTICAL INDUSTRIAL LIMITED


Dated: 1 December 2003               By:  /s/ Chan Ling, Eva
                                        ----------------------------------------
                                     Name:  Chan Ling, Eva
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Calisan Developments Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF CALISAN
                                     DEVELOPMENTS LIMITED


Dated: 1 December 2003               By:  /s/ Chau Mei Wah, Rosanna
                                        ----------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Great Decision Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF GREAT DECISION
                                     LIMITED

Dated: 1 December 2003               By:  /s/ Chau Mei Wah, Rosanna
                                        ----------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Paul Y. - ITC Investments Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF PAUL Y. - ITC
                                     INVESTMENTS GROUP LIMITED


Dated: 1 December 2003               By:  /s/ Chau Mei Wah, Rosanna
                                        ----------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Paul Y. - ITC Construction Holdings (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF PAUL Y. - ITC
                                     CONSTRUCTION HOLDINGS (B.V.I.) LIMITED


Dated: 1 December 2003               By:  /s/ Chau Mei Wah, Rosanna
                                        ----------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Paul Y. - ITC Construction Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF PAUL Y. - ITC
                                     CONSTRUCTION HOLDINGS LIMITED


Dated: 1 December 2003               By:  /s/ Chau Mei Wah, Rosanna
                                        ----------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Executive Director

       After reasonable inquiry and to the best of my knowledge and belief, Hollyfield Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF HOLLYFIELD
                                     GROUP LIMITED

Dated: 1 December 2003               By:  /s/ Chau Mei Wah, Rosanna
                                        ----------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Well Orient Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF WELL ORIENT
                                     LIMITED

Dated: 1 December 2003               By:  /s/ Lui Siu Tsuen, Richard
                                        ----------------------------------------
                                     Name:  Lui Siu Tsuen, Richard
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Powervote Technology Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF POWERVOTE
                                     TECHNOLOGY LIMITED


Dated: 1 December 2003               By:  /s/ Lui Siu Tsuen, Richard
                                        ----------------------------------------
                                     Name:  Lui Siu Tsuen, Richard
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Hanny Magnetics (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF HANNY
                                     MAGNETICS (B.V.I.) LIMITED


Dated: 1 December 2003               By:  /s/ Lui Siu Tsuen, Richard
                                        ----------------------------------------
                                     Name:  Lui Siu Tsuen, Richard
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Hanny Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF HANNY HOLDINGS
                                     LIMITED

Dated: 1 December 2003               By:  /s/ Allan Yap
                                        ----------------------------------------
                                     Name:  Allan Yap
                                     Title: Managing Director

       After reasonable inquiry and to the best of my knowledge and belief, Famex Investment Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF FAMEX
                                     INVESTMENT LIMITED


Dated: 1 December 2003               By:  /s/ Chau Mei Wah, Rosanna
                                        ----------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Mankar Assets Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF MANKAR ASSETS
                                     LIMITED

Dated: 1 December 2003               By:  /s/ Chau Mei Wah, Rosanna
                                        ----------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, ITC Investment Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF ITC INVESTMENT
                                     HOLDINGS LIMITED


Dated: 1 December 2003               By:  /s/ Chau Mei Wah, Rosanna
                                        ----------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, ITC Corporation Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF ITC CORPORATION
                                     LIMITED

Dated: 1 December 2003               By:  /s/ Chau Mei Wah, Rosanna
                                        ----------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Managing Director

       After reasonable inquiry and to the best of my knowledge and belief, Galaxyway Investments Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF GALAXYWAY
                                     INVESTMENTS LIMITED


Dated: 1 December 2003               By:  /s/ Chan Kwok Keung, Charles
                                        ----------------------------------------
                                     Name:  Chan Kwok Keung, Charles
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, Chinaview International Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF CHINAVIEW
                                     INTERNATIONAL LIMITED


Dated: 1 December 2003               By:  /s/ Chan Kwok Keung, Charles
                                        ----------------------------------------
                                     Name:  Chan Kwok Keung, Charles
                                     Title: Director

       After reasonable inquiry and to the best of my knowledge and belief, I, Dr. Chan Kwok Keung, Charles, certify that the information set forth in this statement is true, complete and correct.

Dated: 1 December 2003               By:  /s/ Chan Kwok Keung, Charles
                                        ----------------------------------------
                                     Name: Dr. Chan Kwok Keung, Charles

                                   SCHEDULE I

      EXECUTIVE OFFICERS AND DIRECTORS OF CHINA STRATEGIC HOLDINGS LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------
Chan Ling, Eva                     c/o 8/F, Paul Y. Centre,           Hong Kong             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                  Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

David Edwin Bussmann               c/o 8/F, Paul Y. Centre,           USA                   Independent Non-Executive
                                   51 Hung To Road,                                           Director, China Strategic
                                   Kwun Tong, Kowloon,                                        Holdings Limited;
                                   Hong Kong                                                Independent Non-Executive
                                                                                              Director, China Enterprises
                                                                                              Limited.

Chan Kwok Keung,                   c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
Charles                            51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------

                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.

Chau Mei Wah,                      c/o 31/F, Paul Y. Centre,          Australia             Executive Director, China
Rosanna                            51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, Burcon NutraScience
                                   Hong Kong                                                  Corporation;
                                                                                            Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------

                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Richard,                           c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
Siu Tsuen Lui                      51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director, Hanny
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Director, PSC Corporation Ltd..

Fung Wan Yiu, Agnes                c/o 15/F, Alexandra House,                               Independent Non-Executive
                                   16-20 Chater Road, Central,                                Director, China Strategic
                                   Hong Kong                                                  Holdings Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, M Channel
                                                                                              Corporation Limited.

Li Wa Kin                          c/o 8/F, Paul Y. Centre,           China                 Deputy Managing Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited.
                                   Kwun Tong, Kowloon,
                                   Hong Kong

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

                                   SCHEDULE II

            EXECUTIVE OFFICERS AND DIRECTORS OF MRI HOLDINGS LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           -------------------------------

Lien Kiat Long                     c/o 8/F, Paul Y. Centre,           Singapore             Director, MRI Holdings Limited.
                                   51 Hung To Road,
                                   Kwun Tong, Kowloon,
                                   Hong Kong

Ian James Burton                   c/o 2/F 45 Stirling Highway,       Australia             Director, MRI Holdings Limited;
                                   Nedlands, W.A. 6009, Australia                           Director, China Pharmaceutical
                                                                                              Industrial Limited.

Chen Jiang Hai                     c/o 8/F, Paul Y. Centre,           China                 Director, MRI Holdings Limited.
                                   51 Hung To Road, Kwun Tong,
                                   Kowloon, Hong Kong


                                  SCHEDULE III

   EXECUTIVE OFFICERS AND DIRECTORS OF CHINA PHARMACEUTICAL INDUSTRIAL LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in item 2 with respect to the reporting persons listed in this amendment no. 2 or in schedule XXIV for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ---------------------------------

Chan Ling, Eva                     c/o 8/F, Paul Y. Centre,           Hong Kong             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                  Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;


                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           ---------------------------------
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Ian James Burton                   c/o 2/F 45 Stirling                Australia             Director, MRI Holdings Limited;
                                   Highway, Nedlands,                                       Director, China Pharmaceutical
                                   W.A. 6009, Australia                                       Industrial Limited.

                                   SCHEDULE IV

              EXECUTIVE OFFICERS AND DIRECTORS OF KAMTHORN LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------

Chan Ling, Eva                     c/o 8/F, Paul Y. Centre,           Hong Kong             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                  Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------

                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.


                                   SCHEDULE V

               EXECUTIVE OFFICERS AND DIRECTORS OF KATMON LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           -------------------------------

Chan Ling, Eva                     c/o 8/F, Paul Y. Centre,           Hong Kong             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                  Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           -------------------------------


                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.


                                   SCHEDULE VI

            EXECUTIVE OFFICERS AND DIRECTORS OF FAVOUR LEADER LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.


         Please note that Carling International Limited, the parent company of Favour Leader Limited, is also one of its directors.

                                  SCHEDULE VII

        EXECUTIVE OFFICERS AND DIRECTORS OF CARLING INTERNATIONAL LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           -------------------------------

Chan Ling, Eva                     c/o 8/F, Paul Y. Centre,           Hong Kong             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                  Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           -------------------------------

                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.


                                  SCHEDULE VIII

        EXECUTIVE OFFICERS AND DIRECTORS OF CALISAN DEVELOPMENTS LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          -------------------------------

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong, Kowloon,                                        Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          -------------------------------

                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong,                                                 Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong, Kowloon,                                        Director, Great Decision
                                   Hong Kong                                                    Limited;
                                                                                              Director, Paul Y. -  ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          -------------------------------

                                                                                                Holdings Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

Lee Hon Chiu                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Calisan
                                   51 Hung To Road, Kwun Tong,                                  Developments Limited;
                                   Kowloon, Hong Kong                                         Executive Director, Paul Y. -
                                   Kong                                                         ITC Construction Holdings
                                                                                                Limited.


                                   SCHEDULE IX

           EXECUTIVE OFFICERS AND DIRECTORS OF GREAT DECISION LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XXIV for all other corporations or other organizations.



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          -------------------------------

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Great Decision
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          -------------------------------

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Great Decision
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Vice Chairman, Rosedale Hotel
                                   Hong Kong                                                    Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Great Decision
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          -------------------------------

                                                                                                Y. - ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


                                   SCHEDULE X

   EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC INVESTMENTS GROUP LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          ---------------------------------

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong,                                                 Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          ---------------------------------

                                                                                                Limited.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Investments Group Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Investments Group Limited;
                                   Kwun Tong,                                                 Director, Burcon NutraScience
                                   Kowloon,                                                     Corporation;
                                   Hong Kong                                                  Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          ---------------------------------

                                                                                                Y. - ITC Construction
                                                                                                Holdings Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


                                   SCHEDULE XI

         EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC CONSTRUCTION
                           HOLDINGS (B.V.I.) LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          --------------------------------

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong, Kowloon,                                          (B.V.I.) Limited;
                                   Hong Kong                                                  Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          --------------------------------

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong,                                                   (B.V.I.) Limited;
                                   Kowloon,                                                   Vice Chairman, Rosedale Hotel
                                   Hong Kong                                                    Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong,                                                   (B.V.I.) Limited;
                                   Kowloon,                                                   Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Executive Director, Paul



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          --------------------------------

                                                                                                Y. - ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


                                  SCHEDULE XII

 EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC CONSTRUCTION HOLDINGS LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.


                                                                                             PRINCIPAL BUSINESS OR PRESENT
                                                                                             PRINCIPAL OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF APPLICABLE,
                                                                                             THE NAME, PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY CORPORATION
                                                                                             OR OTHER ORGANIZATION IN
                                                                                             WHICH SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                      ----------------                   -----------           -------------------------------

Chan Kwok Keung, Charles            c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                    51 Hung To Road,                                           Officer, China Strategic
                                    Kwun Tong,                                                 Holdings Limited;
                                    Kowloon,                                                 Non-Executive Director, Downer
                                    Hong Kong                                                  EDI Limited;
                                                                                             Chairman, China Enterprises
                                                                                               Limited;
                                                                                             Chairman, Dong Fang Gas
                                                                                               Holdings Limited;
                                                                                             Chairman, Paul Y. - ITC
                                                                                               Construction Holdings Limited;
                                                                                             Executive Director, Ananda Wing
                                                                                               On Travel (Holdings) Limited;
                                                                                             Chairman, Hanny Holdings
                                                                                               Limited;
                                                                                             Chairman, ITC Corporation
                                                                                               Limited;
                                                                                             Director, Galaxyway Investments
                                                                                               Limited;
                                                                                             Director, Chinaview
                                                                                               International Limited.

Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,          United Kingdom        Deputy Chairman, Paul Y. - ITC
                                    51 Hung To Road,                                           Construction


                                                                                             PRINCIPAL BUSINESS OR PRESENT
                                                                                             PRINCIPAL OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF APPLICABLE,
                                                                                             THE NAME, PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY CORPORATION
                                                                                             OR OTHER ORGANIZATION IN
                                                                                             WHICH SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                      ----------------                   -----------           -------------------------------
                                                                                               Holdings Limited;
                                    Kwun Tong,                                               Director, Calisan Developments
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Deputy Chairman, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets Limited;
                                                                                             Deputy Chairman, Downer EDI
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Chan Fut Yan                        c/o 31/F, Paul Y. Centre,          United Kingdom        Managing Director, Paul Y. -
                                    51 Hung To Road,                                           ITC Construction Holdings
                                    Kwun Tong,                                                 Limited;
                                    Kowloon,                                                 Vice Chairman, Rosedale Hotel
                                    Hong Kong                                                  Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited.


                                                                                             PRINCIPAL BUSINESS OR PRESENT
                                                                                             PRINCIPAL OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF APPLICABLE,
                                                                                             THE NAME, PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY CORPORATION
                                                                                             OR OTHER ORGANIZATION IN
                                                                                             WHICH SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                      ----------------                   -----------           -------------------------------

Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,          Australia             Executive Director, Paul Y. -
                                    51 Hung To Road,                                           ITC Construction Holdings
                                    Kwun Tong,                                                 Limited;
                                    Kowloon,                                                 Director, Burcon NutraScience
                                    Hong Kong                                                  Corporation;
                                                                                             Executive Director, Rosedale
                                                                                               Hotel Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Managing Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Mankar Assets Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Executive Director, China
                                                                                               Strategic Holdings Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Cheung Ting Kau, Vincent            c/o 15/F, Alexandra House,         United Kingdom        Independent Non-Executive
                                    16-20 Chater Road,                                         Director, Paul Y. - ITC
                                    Central, Hong Kong                                         Construction Holdings Limited;
                                                                                             Executive Director, Jade
                                                                                               Dynasty Food Culture Group
                                                                                               Limited;
                                                                                             Non-Executive Director, Gold
                                                                                               Peak Industries (Holdings)
                                                                                               Limited;
                                                                                             Non-Executive Director,
                                                                                               Techtronic Industries Company
                                                                                               Limited.

Kwok Shiu Keung,                    c/o 3303 The Centre, 99            Australia             Independent Non-


                                                                                             PRINCIPAL BUSINESS OR PRESENT
                                                                                             PRINCIPAL OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF APPLICABLE,
                                                                                             THE NAME, PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY CORPORATION
                                                                                             OR OTHER ORGANIZATION IN
                                                                                             WHICH SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                      ----------------                   -----------           -------------------------------


                                                                                              Executive
Ernest                              Queen's Road Central,                                    Director, Paul Y. - ITC
                                    Hong Kong                                                 Construction Holdings Limited.

Cheung Hon Kit                      c/o 27/F, Paul Y. Centre,          Hong Kong             Non-Executive Director, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Executive Director, ITC
                                    Kowloon,                                                   Corporation Limited;
                                    Hong Kong                                                Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Panva Gas Holdings
                                                                                               Limited;
                                                                                             Director, Skynet (International
                                                                                               Group) Holdings Limited;
                                                                                             Director, Cyber On-Air Company
                                                                                               Limited
                                                                                             Director, Billybala Holdings
                                                                                               Limited;
                                                                                             Executive Vice Chairman,
                                                                                               Rosedale Hotel Group Limited.

Wong Wing Hoo, Billy                c/o 17/F, Paul Y. Centre           United Kingdom        Deputy Managing Director, Paul
                                    51 Hung To Road                                            Y. - ITC Construction
                                    Kwun Tong, Kowloon                                         Holdings Limited;
                                    Hong Kong                                                Alternate Director to Dr. Chan
                                                                                               Kwok Keung, Charles,
                                                                                               Non-Executive Director,
                                                                                               Downer EDI Limited.

Law Man Wah, Conrad                 c/o 17/F, Paul Y. Centre           United Kingdom        Executive Director, Paul Y. -
                                    51 Hung To Road                                            ITC Construction Holdings
                                    Kwun Tong, Kowloon                                         Limited.
                                    Hong Kong

Lee Hon Chiu                        c/o 31/F, Paul Y. Centre           United Kingdom        Director, Calisan Developments
                                    51 Hung To Road                                            Limited;
                                    Kwun Tong, Kowloon                                       Executive Director, Paul Y. -
                                    Hong Kong                                                  ITC Construction Holdings
                                                                                               Limited.


                                  SCHEDULE XIII

          EXECUTIVE OFFICERS AND DIRECTORS OF HOLLYFIELD GROUP LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          ---------------------------------

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.




                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          ---------------------------------

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong,                                                 Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Director, Calisan
                                                                                                Developments Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong,                                                 Director, Burcon NutraScience
                                   Kowloon,                                                     Corporation;
                                   Hong Kong                                                  Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Executive Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;




                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR
                                                                                              EMPLOYMENT AND, IF APPLICABLE,
                                                                                              THE NAME, PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY CORPORATION
                                                                                              OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          ---------------------------------

                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited.


                                  SCHEDULE XIV

             EXECUTIVE OFFICERS AND DIRECTORS OF WELL ORIENT LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           -------------------------------

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;



                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION
                                                                                            OR OTHER ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           -------------------------------

                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director, Hanny
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Director, PSC Corporation Ltd.


                                   SCHEDULE XV

        EXECUTIVE OFFICERS AND DIRECTORS OF POWERVOTE TECHNOLOGY LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.



                                                                                          PRINCIPAL BUSINESS OR PRESENT
                                                                                          PRINCIPAL OCCUPATION OR
                                                                                          EMPLOYMENT AND, IF APPLICABLE,
                                                                                          THE NAME, PRINCIPAL BUSINESS
                                                                                          ADDRESS OF ANY CORPORATION
                                                                                          OR OTHER ORGANIZATION IN
                                                                                          WHICH SAID EMPLOYMENT IS
NAME AND TITLE                    BUSINESS ADDRESS                   CITIZENSHIP          CONDUCTED.
--------------                    ----------------                   -----------          -------------------------------

Allan Yap                         c/o 8/F, Paul Y. Centre,           Canada               Vice Chairman, China Strategic
                                  51 Hung To Road,                                          Holdings Limited;
                                  Kwun Tong,                                              Vice Chairman, China
                                  Kowloon,                                                  Enterprises Limited;
                                  Hong Kong                                               Director, Well Orient Limited;
                                                                                          Director, Powervote Technology
                                                                                            Limited;
                                                                                          Director, Hanny Magnetics
                                                                                            (B.V.I.) Limited;
                                                                                          Managing Director, Hanny
                                                                                            Holdings Limited;
                                                                                          Executive Director, Ananda Wing
                                                                                            On Travel (Holdings) Limited;
                                                                                          Chairman and Chief Executive
                                                                                            Officer, Burcon NutraScience
                                                                                            Corporation;
                                                                                          Vice Chairman, Dong Fang Gas
                                                                                            Holdings Limited;
                                                                                          Director; China Energy Holdings
                                                                                            Limited;
                                                                                          Director; Favour Leader
                                                                                            Limited;



                                                                                          PRINCIPAL BUSINESS OR PRESENT
                                                                                          PRINCIPAL OCCUPATION OR
                                                                                          EMPLOYMENT AND, IF APPLICABLE,
                                                                                          THE NAME, PRINCIPAL BUSINESS
                                                                                          ADDRESS OF ANY CORPORATION
                                                                                          OR OTHER ORGANIZATION IN
                                                                                          WHICH SAID EMPLOYMENT IS
NAME AND TITLE                    BUSINESS ADDRESS                   CITIZENSHIP          CONDUCTED.
--------------                    ----------------                   -----------          -------------------------------
                                                                                          Executive Chairman, PSC
                                                                                            Corporation Ltd.;
                                                                                          Director, B2B Limited;
                                                                                          Director, China Pharmaceutical
                                                                                            Industrial Limited;
                                                                                          Director, Katmon Limited;
                                                                                          Director Carling International
                                                                                            Limited;
                                                                                          Director, Kamthorn Limited.

Richard, Siu Tsuen Lui            c/o 7/F, Paul Y. Centre,           Hong Kong            Alternate Director, China
                                  51 Hung To Road,                                          Strategic Holdings Limited;
                                  Kwun Tong,                                              Deputy Managing Director, Hanny
                                  Kowloon,                                                  Holdings Limited;
                                  Hong Kong                                               Director, Hanny Magnetics
                                                                                            (B.V.I.) Limited;
                                                                                          Director, Powervote Technology
                                                                                            Limited;
                                                                                          Director, Well Orient Limited;
                                                                                          Executive Director, Ananda Wing
                                                                                            On Travel (Holdings) Limited;
                                                                                          Director, PSC Corporation Ltd.

                                  SCHEDULE XVI

      EXECUTIVE OFFICERS AND DIRECTORS OF HANNY MAGNETICS (B.V.I.) LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.

                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                              AND, IF APPLICABLE, THE NAME,
                                                                                              PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                              CORPORATION OR OTHER ORGANIZATION
                                                                                              IN WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          ----------------------------------
Allan Yap                          c/o 8/F, Paul Y. Centre,              Canada               Vice Chairman, China
                                   51 Hung To Road,                                            Strategic Holdings Limited;
                                   Kwun Tong,                                                 Vice Chairman, China
                                   Kowloon,                                                    Enterprises Limited;
                                   Hong Kong                                                  Director, Well Orient Limited;
                                                                                              Director, Powervote
                                                                                               Technology Limited;
                                                                                              Director, Hanny Magnetics
                                                                                               (B.V.I.) Limited;
                                                                                              Managing Director, Hanny
                                                                                               Holdings Limited;
                                                                                              Executive Director, Ananda
                                                                                               Wing On Travel (Holdings)
                                                                                               Limited;
                                                                                              Chairman and Chief Executive
                                                                                               Officer, Burcon
                                                                                               NutraScience Corporation;
                                                                                              Vice Chairman, Dong Fang Gas
                                                                                               Holdings Limited;
                                                                                              Director; China Energy

                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                              AND, IF APPLICABLE, THE NAME,
                                                                                              PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                              CORPORATION OR OTHER ORGANIZATION
                                                                                              IN WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          ----------------------------------
                                                                                               Holdings Limited;
                                                                                              Director; Favour Leader
                                                                                               Limited;
                                                                                              Executive Chairman, PSC
                                                                                               Corporation Ltd.;
                                                                                              Director, B2B Limited;
                                                                                              Director, China
                                                                                               Pharmaceutical Industrial
                                                                                               Limited;
                                                                                              Director, Katmon Limited;
                                                                                              Director Carling
                                                                                               International Limited;
                                                                                              Director, Kamthorn Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,             United Kingdom       Director, Hanny Magnetics
                                   51 Hung To Road,                                            (B.V.I.) Limited;
                                   Kwun Tong,                                                 Chairman, Rosedale Hotel
                                   Kowloon,                                                    Group Limited;
                                   Hong Kong                                                  Executive Director, Hanny
                                                                                               Holdings Limited;
                                                                                              Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                              Director, Dong Fang Gas
                                                                                               Holdings Limited
                                                                                              Alternate Director, China
                                                                                               Strategic Holdings Limited;
                                                                                              Director, Famex Investment
                                                                                               Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,              Hong Kong            Alternate Director, China
                                   51 Hung To Road,                                            Strategic Holdings Limited;
                                   Kwun Tong,                                                 Deputy Managing Director,
                                   Kowloon,                                                    Hanny Holdings Limited;
                                   Hong Kong                                                  Director, Hanny Magnetics
                                                                                               (B.V.I.) Limited;
                                                                                              Director, Powervote
                                                                                               Technology Limited;
                                                                                              Director, Well Orient Limited;
                                                                                              Executive Director, Ananda
                                                                                               Wing On

                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                              AND, IF APPLICABLE, THE NAME,
                                                                                              PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                              CORPORATION OR OTHER ORGANIZATION
                                                                                              IN WHICH SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          CONDUCTED.
--------------                     ----------------                      -----------          ----------------------------------
                                                                                               Travel (Holdings)
                                                                                               Limited;
                                                                                              Director, PSC Corporation
                                                                                               Ltd..

                                  SCHEDULE XVII

           EXECUTIVE OFFICERS AND DIRECTORS OF HANNY HOLDINGS LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.


                                                                                             PRINCIPAL BUSINESS OR
                                                                                             PRESENT PRINCIPAL
                                                                                             OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF
                                                                                             APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER
                                                                                             ORGANIZATION IN WHICH
                                                                                             SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          CONDUCTED.
--------------                      ----------------                    -----------          ---------------------
Richard, Siu Tsuen Lui              c/o 7/F, Paul Y. Centre,            Hong Kong            Alternate Director, China
                                    51 Hung To Road,                                          Strategic Holdings Limited;
                                    Kwun Tong,                                               Deputy Managing Director, Hanny
                                    Kowloon,                                                  Holdings Limited;
                                    Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                             Director, Powervote Technology
                                                                                              Limited;
                                                                                             Director, Well Orient Limited;
                                                                                             Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                             Director, PSC Corporation Ltd..

Chan Kwok Keung, Charles            c/o 33/F, Paul Y. Centre,           United Kingdom       Executive Director, Ananda Wing
                                    51 Hung To Road,                                          On Travel (Holdings) Limited;
                                    Kwun Tong,                                               Non-Executive Director, Downer
                                    Kowloon,                                                  EDI Limited;
                                    Hong Kong                                                Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                             Chairman, China

                                                                                             PRINCIPAL BUSINESS OR
                                                                                             PRESENT PRINCIPAL
                                                                                             OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF
                                                                                             APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER
                                                                                             ORGANIZATION IN WHICH
                                                                                             SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          CONDUCTED.
--------------                      ----------------                    -----------          ---------------------
                                                                                              Enterprises Limited;
                                                                                             Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                             Chairman, ITC Corporation
                                                                                              Limited;
                                                                                             Director, Galaxyway Investments
                                                                                              Limited;
                                                                                             Director, Chinaview
                                                                                              International Limited;
                                                                                             Chairman and Chief Executive
                                                                                              Officer, China Strategic
                                                                                              Holdings Limited;
                                                                                             Chairman, Dong Fang Gas
                                                                                              Holdings Limited.

Allan Yap                           c/o 8/F, Paul Y. Centre,            Canada               Vice Chairman, China Strategic
                                    51 Hung To Road,                                          Holdings Limited;
                                    Kwun Tong,                                               Vice Chairman, China
                                    Kowloon,                                                  Enterprises Limited;
                                    Hong Kong                                                Director, Well Orient Limited;
                                                                                             Director, Powervote Technology
                                                                                              Limited;
                                                                                             Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                             Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                             Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                             Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                             Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                             Director; China Energy Holdings
                                                                                              Limited;
                                                                                             Director; Favour Leader Limited;
                                                                                             Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                             Director, B2B Limited;
                                                                                             Director, China

                                                                                             PRINCIPAL BUSINESS OR
                                                                                             PRESENT PRINCIPAL
                                                                                             OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF
                                                                                             APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER
                                                                                             ORGANIZATION IN WHICH
                                                                                             SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          CONDUCTED.
--------------                      ----------------                    -----------          ---------------------
                                                                                              Pharmaceutical
                                                                                              Industrial Limited;
                                                                                             Director, Katmon Limited;
                                                                                             Director Carling International
                                                                                              Limited;
                                                                                             Director, Kamthorn Limited.

Chan Kwok Hung                      c/o 27/F, Paul Y. Centre,           United Kingdom       Director, Hanny Magnetics
                                    51 Hung To Road,                                          (B.V.I.) Limited;
                                    Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                    Kowloon,                                                  Limited;
                                    Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                             Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                             Alternate Director, China
                                                                                              Strategic Holdings Limited;
                                                                                             Director, Famex Investment
                                                                                              Limited;
                                                                                             Director, Dong Fang Gas
                                                                                              Holdings Limited.

Yuen Tin Fan, Francis               c/o 42/F, Hong Kong PCCW Tower,     United Kingdom       Independent Non-Executive
                                    Taikoo Place, Quarry Bay,                                 Director, Hanny Holdings
                                    Hong Kong                                                 Limited.

Fok Kin Ning, Canning               c/o 22/F, Hutchison House, 10       Australia            Non-Executive Director, Hanny
                                    Harcourt Road,                                            Holdings Limited;
                                    Hong Kong                                                Group Managing Director,
                                                                                              Hutchison Whampoa Limited;
                                                                                             Deputy Chairman, Cheung Kong
                                                                                              Infrastructure Holdings
                                                                                              Limited;
                                                                                             Deputy Chairman, Hongkong
                                                                                              Electric Holdings Limited;
                                                                                             Non-Executive Director, Downer
                                                                                              EDI Limited;
                                                                                             Non-Executive Director,
                                                                                              Ananda Wing On Travel

                                                                                             PRINCIPAL BUSINESS OR
                                                                                             PRESENT PRINCIPAL
                                                                                             OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF
                                                                                             APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER
                                                                                             ORGANIZATION IN WHICH
                                                                                             SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          CONDUCTED.
--------------                      ----------------                    -----------          ---------------------
                                                                                              (Holdings) Limited;
                                                                                             Executive Director, Cheung Kong
                                                                                              (Holdings) Limited.

Ip Tak Chuen, Edmond                c/o 8/F, Cheung Kong Centre, 2      United Kingdom       Non-Executive Director, Hanny
                                    Queen's Road Central, Hong Kong                           Holdings Limited;
                                                                                             Executive Director, Cheung Kong
                                                                                              (Holdings) Limited;
                                                                                             Deputy Chairman, Cheung Kong
                                                                                              Infrastructure Holdings
                                                                                              Limited;
                                                                                             Non-Executive Director, tom.com
                                                                                              limited;
                                                                                             Executive Director, CK Life
                                                                                              Sciences Int'l., (Holdings)
                                                                                              Inc.

Cheung Hon Kit                      c/o 27/F, Paul Y. Centre,           Hong Kong            Non-Executive Director, Hanny
                                    51 Hung To Road,                                          Holdings Limited;
                                    Kwun Tong,                                               Executive Director, ITC
                                    Kowloon,                                                  Corporation Limited;
                                    Hong Kong                                                Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                             Independent Non-Executive
                                                                                              Director, Panva Gas Holdings
                                                                                              Limited;
                                                                                             Director, Cyber On-Air Company
                                                                                              Limited;
                                                                                             Director, Billybala Holdings
                                                                                              Limited;
                                                                                             Executive Vice Chairman,
                                                                                              Rosedale Hotel Group Limited;
                                                                                             Director, Skynet (International
                                                                                              Group) Holdings Limited.

                                                                                             PRINCIPAL BUSINESS OR
                                                                                             PRESENT PRINCIPAL
                                                                                             OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF
                                                                                             APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER
                                                                                             ORGANIZATION IN WHICH
                                                                                             SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          CONDUCTED.
--------------                      ----------------                    -----------          ---------------------
Tsang Link Carl, Brian              c/o 20/F, Gloucester Tower, The     Hong Kong            Independent Non-Executive
                                    Landmark, Central, Hong Kong                              Director, Hanny Holdings
                                                                                              Limited;
                                                                                             Partner, Iu, Lai & Li,
                                                                                              Solicitors and Notaries.


Shih, Edith                         c/o 22/F, Hutchison House           Chinese              Alternate Director, Hanny
                                    10 Harcourt Road, Hong Kong                               Holdings Limited.

Kwok Ka Lap, Alva                   c/o 10/F, DCH Commercial            Chinese              Independent Non-Executive
                                    Centre, 25 Westlands Road,                                Director, Hanny Holdings
                                    Taikoo Place, Hong Kong                                   Limited;
                                                                                             Independent Non-Executive
                                                                                              Director, Ananda Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                             Independent Non-Executive
                                                                                              Director, Cheung Tai Hong
                                                                                              Holdings Limited.

Dorothy Law                         c/o 8/F, Paul Y. Centre,            Canada               Corporate Counsel, Hanny
                                    51 Hung To Road,                                          Holdings Limited;
                                    Kwun Tong,                                               Director, China Enterprises
                                    Kowloon,                                                  Limited;
                                    Hong Kong                                                Director and Vice President,
                                                                                              Legal and Corporate
                                                                                              Secretary, Burcon
                                                                                              NutraScience Corporation.

                                 SCHEDULE XVIII

          EXECUTIVE OFFICERS AND DIRECTORS OF FAMEX INVESTMENT LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.


                                                                                      PRINCIPAL BUSINESS OR
                                                                                      PRESENT PRINCIPAL
                                                                                      OCCUPATION OR
                                                                                      EMPLOYMENT AND, IF
                                                                                      APPLICABLE, THE NAME,
                                                                                      PRINCIPAL BUSINESS
                                                                                      ADDRESS OF ANY
                                                                                      CORPORATION OR OTHER
                                                                                      ORGANIZATION IN WHICH
                                                                                      SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS              CITIZENSHIP         CONDUCTED.
--------------                      ----------------              -----------         ---------------------
Chan Fut Yan                        c/o 31/F, Paul Y. Centre,     United Kingdom      Director, Hollyfield
                                    51 Hung To Road,                                   Group Limited;
                                    Kwun Tong,                                        Vice Chairman, Rosedale
                                    Kowloon,                                           Hotel Group Limited;
                                    Hong Kong                                         Director, Calisan
                                                                                       Developments Limited;
                                                                                      Managing Director, Paul
                                                                                       Y. - ITC Construction
                                                                                       Holdings Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                      Director, Great Decision
                                                                                       Limited;
                                                                                      Director, Famex
                                                                                       Investment Limited;
                                                                                      Director, Mankar Assets
                                                                                       Limited;
                                                                                      Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                       Investments Group
                                                                                       Limited;
                                                                                      Director, ITC Investment
                                                                                       Holdings Limited.

Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,     United Kingdom      Director, Hollyfield
                                    51 Hung To Road,                                   Group Limited;

                                                                                      PRINCIPAL BUSINESS OR
                                                                                      PRESENT PRINCIPAL
                                                                                      OCCUPATION OR
                                                                                      EMPLOYMENT AND, IF
                                                                                      APPLICABLE, THE NAME,
                                                                                      PRINCIPAL BUSINESS
                                                                                      ADDRESS OF ANY
                                                                                      CORPORATION OR OTHER
                                                                                      ORGANIZATION IN WHICH
                                                                                      SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS              CITIZENSHIP         CONDUCTED.
--------------                      ----------------              -----------         ---------------------
                                    Kwun Tong,                                        Director, Calisan
                                    Kowloon,                                           Developments Limited;
                                    Hong Kong                                         Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                       Investments Group
                                                                                       Limited;
                                                                                      Director, Great Decision
                                                                                       Limited;
                                                                                      Deputy Chairman, Paul
                                                                                       Y. - ITC Construction
                                                                                       Holdings Limited;
                                                                                      Deputy Chairman, ITC
                                                                                       Corporation;
                                                                                      Director, Famex
                                                                                       Investment Limited;
                                                                                      Director, Mankar Assets
                                                                                       Limited;
                                                                                      Deputy Chairman,
                                                                                       Downer EDI Limited;
                                                                                      Director, ITC Investment
                                                                                       Holdings Limited.

Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,     Australia           Director, Famex
                                    51 Hung To Road,                                   Investment Limited;
                                    Kwun Tong,                                        Director, Burcon
                                    Kowloon,                                           NutraScience
                                    Hong Kong                                          Corporation;
                                                                                      Executive Director,
                                                                                       Rosedale Hotel Group
                                                                                       Limited;
                                                                                      Director, Calisan
                                                                                       Developments Limited;
                                                                                      Managing Director, ITC
                                                                                       Corporation Limited;
                                                                                      Director, Hollyfield
                                                                                       Group Limited;
                                                                                      Executive Director, Paul
                                                                                       Y. - ITC Construction
                                                                                       Holdings Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                       Investments Group
                                                                                       Limited;
                                                                                      Director, Great Decision
                                                                                       Limited;

                                                                                      PRINCIPAL BUSINESS OR
                                                                                      PRESENT PRINCIPAL
                                                                                      OCCUPATION OR
                                                                                      EMPLOYMENT AND, IF
                                                                                      APPLICABLE, THE NAME,
                                                                                      PRINCIPAL BUSINESS
                                                                                      ADDRESS OF ANY
                                                                                      CORPORATION OR OTHER
                                                                                      ORGANIZATION IN WHICH
                                                                                      SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS              CITIZENSHIP         CONDUCTED.
--------------                      ----------------              -----------         ---------------------
                                                                                      Director, Mankar Assets
                                                                                       Limited;
                                                                                      Director, ITC Investment
                                                                                       Holdings Limited;
                                                                                      Executive Director,
                                                                                       China Strategic
                                                                                       Holdings Limited.

Chan Kwok Hung                      c/o 27/F, Paul Y. Centre,     United Kingdom      Director, Hanny
                                    51 Hung To Road,                                   Magnetics (B.V.I.)
                                    Kwun Tong,                                         Limited;
                                    Kowloon,                                          Chairman, Rosedale
                                    Hong Kong                                          Hotel Group Limited;
                                                                                      Executive Director,
                                                                                       Hanny Holdings
                                                                                       Limited;
                                                                                      Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                      Alternate Director, China
                                                                                       Strategic Holdings
                                                                                       Limited;
                                                                                      Director, Famex
                                                                                       Investment Limited;
                                                                                      Director, Dong Fang Gas
                                                                                       Holdings Limited.

                                  SCHEDULE XIX

            EXECUTIVE OFFICERS AND DIRECTORS OF MANKAR ASSETS LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.

                                                                                             PRINCIPAL BUSINESS OR
                                                                                             PRESENT PRINCIPAL
                                                                                             OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF
                                                                                             APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER
                                                                                             ORGANIZATION IN WHICH
                                                                                             SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          CONDUCTED.
--------------                      ----------------                    -----------          ---------------------
Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield
                                    51 Hung To Road,                                          Group Limited;
                                    Kwun Tong,                                               Director, Calisan
                                    Kowloon,                                                  Developments Limited;
                                    Hong Kong                                                Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                              Investments Group
                                                                                              Limited;
                                                                                             Director, Great Decision
                                                                                              Limited;
                                                                                             Deputy Chairman, Paul
                                                                                              Y. - ITC Construction
                                                                                              Holdings Limited;
                                                                                             Deputy Chairman, ITC
                                                                                              Corporation;
                                                                                             Director, Famex
                                                                                              Investment Limited;
                                                                                             Director, Mankar Assets
                                                                                              Limited;
                                                                                             Deputy Chairman,
                                                                                              Downer EDI Limited;
                                                                                             Director, ITC Investment
                                                                                              Holdings Limited.

                                                                                             PRINCIPAL BUSINESS OR
                                                                                             PRESENT PRINCIPAL
                                                                                             OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF
                                                                                             APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER
                                                                                             ORGANIZATION IN WHICH
                                                                                             SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          CONDUCTED.
--------------                      ----------------                    -----------          ---------------------
Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,           Australia            Director, Mankar Assets
                                    51 Hung To Road,                                          Limited;
                                    Kwun Tong,                                               Director, Burcon
                                    Kowloon,                                                  NutraScience
                                    Hong Kong                                                 Corporation;
                                                                                             Executive Director,
                                                                                              Rosedale Hotel Group
                                                                                              Limited;
                                                                                             Director, Calisan
                                                                                              Developments Limited;
                                                                                             Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                             Director, Hollyfield
                                                                                              Group Limited;
                                                                                             Executive Director,
                                                                                              Paul Y. - ITC Construction
                                                                                              Holdings Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                             Director, Great
                                                                                              Decision Limited;
                                                                                             Director, Famex
                                                                                              Investment Limited;
                                                                                             Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                             Executive Director,
                                                                                              China Strategic
                                                                                              Holdings Limited.

Chan Fut Yan                        c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Mankar Assets
                                    51 Hung To Road,                                          Limited;
                                    Kwun Tong,                                               Director, Hollyfield
                                    Kowloon,                                                  Group Limited;
                                    Hong Kong                                                Vice Chairman, Rosedale
                                                                                              Hotel Group Limited;
                                                                                             Director, Calisan
                                                                                              Developments Limited;
                                                                                             Managing Director, Paul
                                                                                              Y. - ITC Construction
                                                                                              Holdings Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                             Director, Great Decision
                                                                                              Limited;

                                                                                             PRINCIPAL BUSINESS OR
                                                                                             PRESENT PRINCIPAL
                                                                                             OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF
                                                                                             APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER
                                                                                             ORGANIZATION IN WHICH
                                                                                             SAID EMPLOYMENT IS
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          CONDUCTED.
--------------                      ----------------                    -----------          ---------------------
                                                                                             Director, Famex Investment
                                                                                              Limited;
                                                                                             Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                             Director, ITC Investment
                                                                                              Holdings Limited.

                                   SCHEDULE XX

           EXECUTIVE OFFICERS AND DIRECTORS OF ITC CORPORATION LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.

                                                                                      PRINCIPAL BUSINESS OR
                                                                                      PRESENT PRINCIPAL
                                                                                      OCCUPATION OR EMPLOYMENT
                                                                                      AND, IF APPLICABLE, THE
                                                                                      NAME, PRINCIPAL BUSINESS
                                                                                      ADDRESS OF ANY
                                                                                      CORPORATION OR OTHER
                                                                                      ORGANIZATION IN WHICH
                                                                                      SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP     CONDUCTED.
--------------                     ----------------                   -----------     ------------------------
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United          Chairman and Chief
                                   51 Hung To Road,                   Kingdom          Executive Officer,
                                   Kwun Tong,                                          China Strategic
                                   Kowloon,                                            Holdings Limited;
                                   Hong Kong                                          Non-Executive Director,
                                                                                       Downer EDI Limited;
                                                                                      Chairman, China
                                                                                       Enterprises Limited;
                                                                                      Chairman, Dong Fang Gas
                                                                                       Holdings Limited;
                                                                                      Chairman, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       Limited;
                                                                                      Executive Director,
                                                                                       Ananda Wing On Travel
                                                                                       (Holdings) Limited;
                                                                                      Chairman, Hanny Holdings
                                                                                       Limited;
                                                                                      Chairman, ITC Corporation
                                                                                       Limited;
                                                                                      Director, Galaxyway
                                                                                       Investments Limited;
                                                                                      Director, Chinaview
                                                                                       International Limited.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United          Director, Hollyfield
                                   51 Hung To Road,                   Kingdom          Group Limited;

                                                                                      PRINCIPAL BUSINESS OR
                                                                                      PRESENT PRINCIPAL
                                                                                      OCCUPATION OR EMPLOYMENT
                                                                                      AND, IF APPLICABLE, THE
                                                                                      NAME, PRINCIPAL BUSINESS
                                                                                      ADDRESS OF ANY
                                                                                      CORPORATION OR OTHER
                                                                                      ORGANIZATION IN WHICH
                                                                                      SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP     CONDUCTED.
--------------                     ----------------                   -----------     ------------------------
                                   Kwun Tong,                                         Director, Calisan
                                   Kowloon,                                            Developments Limited;
                                   Hong Kong                                          Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                       Investments Group
                                                                                       Limited;
                                                                                      Director, Great Decision
                                                                                       Limited;
                                                                                      Deputy Chairman, Paul Y.
                                                                                       - ITC Construction
                                                                                       Holdings Limited;
                                                                                      Deputy Chairman, ITC
                                                                                       Corporation Limited;
                                                                                      Director, Famex
                                                                                       Investment Limited;
                                                                                      Director, Mankar Assets
                                                                                       Limited;
                                                                                      Deputy Chairman, Downer
                                                                                       EDI Limited;
                                                                                      Director, ITC Investment
                                                                                       Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United          Director, Hollyfield
                                   51 Hung To Road,                   Kingdom          Group Limited;
                                   Kwun Tong,                                         Vice Chairman, Rosedale
                                   Kowloon,                                            Hotel Group Limited;
                                   Hong Kong                                          Director, Calisan
                                                                                       Developments Limited;
                                                                                      Managing Director, Paul
                                                                                       Y. - ITC Construction
                                                                                       Holdings Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                      Director, Great Decision
                                                                                       Limited;
                                                                                      Director, Mankar Assets
                                                                                       Limited;
                                                                                      Director, Famex
                                                                                       Investment Limited;
                                                                                      Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                       Investments Group
                                                                                       Limited;
                                                                                      Director, ITC Investment
                                                                                       Holdings Limited.

                                                                                      PRINCIPAL BUSINESS OR
                                                                                      PRESENT PRINCIPAL
                                                                                      OCCUPATION OR EMPLOYMENT
                                                                                      AND, IF APPLICABLE, THE
                                                                                      NAME, PRINCIPAL BUSINESS
                                                                                      ADDRESS OF ANY
                                                                                      CORPORATION OR OTHER
                                                                                      ORGANIZATION IN WHICH
                                                                                      SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP     CONDUCTED.
--------------                     ----------------                   -----------     ------------------------
Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia       Managing Director, ITC
                                   51 Hung To Road,                                    Corporation Limited;
                                   Kwun Tong,                                         Director, Burcon
                                   Kowloon,                                            NutraScience
                                   Hong Kong                                           Corporation;
                                                                                      Executive Director,
                                                                                       Rosedale Hotel Group
                                                                                       Limited;
                                                                                      Director, Calisan
                                                                                       Developments Limited;
                                                                                      Director, Hollyfield
                                                                                       Group Limited;
                                                                                      Executive Director, Paul
                                                                                       Y. - ITC Construction
                                                                                       Holdings Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                       Investments Group
                                                                                       Limited;
                                                                                      Director, Great Decision
                                                                                       Limited;
                                                                                      Director, Mankar Assets
                                                                                       Limited;
                                                                                      Director, Famex
                                                                                       Investment Limited;
                                                                                      Director, ITC Investment
                                                                                       Holdings Limited;
                                                                                      Executive Director, China
                                                                                       Strategic Holdings
                                                                                       Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United          Director, Hanny Magnetics
                                   51 Hung To Road,                   Kingdom          (B.V.I.) Limited;
                                   Kwun Tong,                                         Chairman, Rosedale Hotel
                                   Kowloon,                                            Group Limited;
                                   Hong Kong                                          Executive Director, Hanny
                                                                                       Holdings Limited;
                                                                                      Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                      Alternate Director, China
                                                                                       Strategic Holdings
                                                                                       Limited;
                                                                                      Director, Famex
                                                                                       Investment Limited;

                                                                                      PRINCIPAL BUSINESS OR
                                                                                      PRESENT PRINCIPAL
                                                                                      OCCUPATION OR EMPLOYMENT
                                                                                      AND, IF APPLICABLE, THE
                                                                                      NAME, PRINCIPAL BUSINESS
                                                                                      ADDRESS OF ANY
                                                                                      CORPORATION OR OTHER
                                                                                      ORGANIZATION IN WHICH
                                                                                      SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP     CONDUCTED.
--------------                     ----------------                   -----------     ------------------------
                                                                                      Director, Dong Fang Gas
                                                                                       Holdings Limited.

Wong Kun To                        c/o 29/F, Paul Y. Centre,          Canada          Executive Director, ITC
                                   51 Hung To Road,                                    Corporation Limited;
                                   Kwun Tong,                                         Managing Director, Star
                                   Kowloon,                                            East Holdings Limited;
                                   Hong Kong                                          Chairman, M Channel
                                                                                       Corporation Limited.

Lai, Dominic                       c/o 9/F and 15/F,                  China           Independent Non-Executive
                                   The Bank of East Asia                               Director, ITC
                                   Building, 10 Des Voeux Road,                        Corporation Limited;
                                   Central, Hong Kong                                 Senior Partner, Iu, Lai &
                                                                                       Li, Solicitors and
                                                                                       Notaries.

Cheung Hon Kit                     c/o 27/F, Paul Y. Centre,          Hong Kong       Non-Executive Director,
                                   51 Hung To Road,                                    Hanny Holdings Limited;
                                   Kwun Tong,                                         Executive Director, ITC
                                   Kowloon,                                            Corporation Limited;
                                   Hong Kong                                          Executive Director, Paul
                                                                                       Y. - ITC Construction
                                                                                       Holdings Limited;
                                                                                      Independent Non-Executive
                                                                                       Director, Panva Gas
                                                                                       Holdings Limited;
                                                                                      Director, Cyber On-Air
                                                                                       Group Company Limited;
                                                                                      Director, Billybala
                                                                                       Holdings Limited;
                                                                                      Executive Vice Chairman,
                                                                                       Rosedale Hotel Group
                                                                                       Limited;
                                                                                      Director, Skynet
                                                                                       (International Group)
                                                                                       Holdings Limited.

Chuck, Winston Calptor             c/o 10/F, Hong Kong                British         Independent Non-Executive
                                   Trade Centre,                                       director, ITC
                                   161 Des Voeux Road                                  Corporation Limited.
                                   Central, Hong Kong

                                  SCHEDULE XXI

        EXECUTIVE OFFICERS AND DIRECTORS OF GALAXYWAY INVESTMENTS LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.


                                                                                      PRINCIPAL BUSINESS OR
                                                                                      PRESENT PRINCIPAL
                                                                                      OCCUPATION OR EMPLOYMENT
                                                                                      AND, IF APPLICABLE, THE
                                                                                      NAME, PRINCIPAL BUSINESS
                                                                                      ADDRESS OF ANY
                                                                                      CORPORATION OR OTHER
                                                                                      ORGANIZATION IN WHICH
                                                                                      SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP     CONDUCTED.
--------------                     ----------------                   -----------     ------------------------
SOLE DIRECTOR:
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United          Chairman and Chief
                                   51 Hung To Road,                   Kingdom          Executive Officer,
                                   Kwun Tong,                                          China Strategic
                                   Kowloon,                                            Holdings Limited;
                                   Hong Kong                                          Non-Executive Director,
                                                                                       Downer EDI Limited;
                                                                                      Chairman, China
                                                                                       Enterprises Limited;
                                                                                      Chairman, Dong Fang Gas
                                                                                       Holdings Limited;
                                                                                      Chairman, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       Limited;
                                                                                      Executive Director,
                                                                                       Ananda Wing On Travel
                                                                                       (Holdings) Limited;
                                                                                      Chairman, Hanny Holdings
                                                                                       Limited;
                                                                                      Chairman, ITC Corporation
                                                                                       Limited;
                                                                                      Director, Galaxyway
                                                                                       Investments Limited;
                                                                                      Director, Chinaview
                                                                                       International Limited.

                                  SCHEDULE XXII

       EXECUTIVE OFFICERS AND DIRECTORS OF CHINAVIEW INTERNATIONAL LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION OR
                                                                                            OTHER ORGANIZATION IN WHICH
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           SAID EMPLOYMENT IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------------
SOLE DIRECTOR:
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                          Officer, China Strategic
                                   Kwun Tong,                                                Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                 EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                             Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                             Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                             Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                             On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                             Limited;
                                                                                            Chairman, ITC Corporation
                                                                                             Limited;
                                                                                            Director, Galaxyway Investments
                                                                                             Limited;
                                                                                            Director, Chinaview
                                                                                             International Limited.

                                 SCHEDULE XXIII

       EXECUTIVE OFFICERS AND DIRECTORS OF ITC INVESTMENT HOLDINGS LIMITED
                             AS OF DECEMBER 01, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 2 or in Schedule XXIV for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                          Limited;
                                   Kwun Tong,                                               Director, Calisan Developments
                                   Kowloon,                                                  Limited;
                                   Hong Kong                                                Director, Paul Y. - ITC
                                                                                             Construction Holdings
                                                                                             (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                             Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                             Limited;
                                                                                            Deputy Chairman, Paul Y. - ITC
                                                                                             Construction Holdings
                                                                                             Limited;
                                                                                            Deputy Chairman, ITC
                                                                                             Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                             Limited;
                                                                                            Director, Mankar Assets
                                                                                             Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                             Limited;
                                                                                            Director, ITC Investment
                                                                                             Holdings Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Director, Mankar Assets
                                   51 Hung To Road,                                          Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------
                                   Kwun Tong,                                               Director, Burcon NutraScience
                                   Kowloon,                                                  Corporation;
                                   Hong Kong                                                Executive Director, Rosedale
                                                                                             Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                             Limited;
                                                                                            Managing Director, ITC
                                                                                             Corporation Limited;
                                                                                            Director, Hollyfield Group
                                                                                             Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                             ITC Construction Holdings
                                                                                             Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                             Construction Holdings
                                                                                             (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                             Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                             Limited;
                                                                                            Director, Famex Investment
                                                                                             Limited;
                                                                                            Director, ITC Investment
                                                                                             Holdings Limited;
                                                                                            Executive Director, China
                                                                                             Strategic Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                          Limited;
                                   Kwun Tong,                                               Vice Chairman, Rosedale
                                   Kowloon,                                                  Hotel Group Limited;
                                   Hong Kong                                                Director, Calisan
                                                                                             Developments Limited;
                                                                                            Managing Director, Paul Y.
                                                                                             - ITC Construction
                                                                                             Holdings Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                             Construction Holdings
                                                                                             (B.V.I.) Limited;
                                                                                            Director, Great Decision
                                                                                             Limited;

                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           CONDUCTED.
--------------                     ----------------                   -----------           --------------------------------
                                                                                            Director, Famex Investment
                                                                                             Limited;
                                                                                            Director, Mankar Assets
                                                                                             Limited;
                                                                                            Executive Director, ITC
                                                                                             Corporation Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                             Investments Group Limited;
                                                                                            Director, ITC Investment
                                                                                             Holdings Limited.


                                  SCHEDULE XXIV

              PRINCIPAL BUSINESS ADDRESSES AND PRINCIPAL BUSINESSES

--------------------------------------------------------------------------------------------------------------------------
Name                            Principal Business Address                 Principal Business
--------------------------------------------------------------------------------------------------------------------------
1. Ananda Wing On                                                          Provision of package tours, travel,
Travel (Holdings) Limited       7/F, Paul Y. Centre, 51 Hung To Road,      transportation and other related services.
                                Kwun Tong, Kowloon,
                                Hong Kong
--------------------------------------------------------------------------------------------------------------------------
2. B2B Limited                  8/F, Paul Y. Centre, 51 Hung To Road,      Investment holding.
                                Kwun Tong, Kowloon, Hong Kong
--------------------------------------------------------------------------------------------------------------------------
3. Billybala Holdings           19/F, Asia Standard Tower,                 Provision of arcade game on demand
Limited                         59-65 Queen's Road Central,                services via the internet in the Greater
                                Hong Kong                                  China Region.
--------------------------------------------------------------------------------------------------------------------------
4. Burcon NutraScience          1946 West Broadway, Vancouver, British     Development of commercial canola
Corporation                     Columbia, V6J 1Z2, Canada                  protein.  Burcon's proprietary extraction
                                                                           process uses canola meal to yield a high
                                                                           quality, cost-effective plant-based
                                                                           protein.
--------------------------------------------------------------------------------------------------------------------------
5. Carling International        8/F, Paul Y. Centre, 51 Hung To Road,      Investment holding.
Limited                         Kwun Tong, Kowloon, Hong Kong
--------------------------------------------------------------------------------------------------------------------------
6. Cheung Kong                  7th Floor, Cheung Kong Center              Investment holding and project
(Holdings) Limited              2 Queen's Road Central                     management, real estate property
                                Hong Kong                                  development and investment, real estate
                                                                           agency and management, securities
                                                                           trading, container terminals, retain and
                                                                           manufacturing, telecommunications,
                                                                           infrastructure projects and hotels.
--------------------------------------------------------------------------------------------------------------------------
7. Cheung Kong                  12th Floor, Cheung Kong Center             Infrastructure development, investment
Infrastructure Holdings         2 Queen's Road Central                     and management, mainly on power plants,
Limited                         Hong Kong                                  toll roads and toll bridges in China, as
                                                                           well as its infrastructure materials
                                                                           business in cement, concrete, asphalt and
                                                                           aggregates in Hong Kong, China and
                                                                           throughout Asia.
--------------------------------------------------------------------------------------------------------------------------
8. Cheung Tai Hong              Room 2206, 22/F, Paul Y. Centre, 51 Hung   Trading of air conditioning equipment and
Holdings Limited                To Road, Kowloon, Hong Kong                provision of engineering related
                                                                           services, pharmaceutical products,
                                                                           motorcycles, general trading and property
                                                                           development and investment.
--------------------------------------------------------------------------------------------------------------------------
9. China                        8/F Paul Y. Centre, 51 Hung To             Investment holding.
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Pharmaceutical                  Road, Kwun Tong, Kowloon, Hong Kong
Industrial Limited
--------------------------------------------------------------------------------------------------------------------------
10. China Enterprises           8/F Paul Y. Centre, 51 Hung To Road,       Manufactures and sells tires and other
Limited                         Kwun Tong, Kowloon, Hong Kong              rubber products in both China and other
                                                                           countries.
--------------------------------------------------------------------------------------------------------------------------
11. Cyber On-Air Group          41/F, CEF Life Tower, 248 Queen's Road     Cyber On-Air Group Company Limited is a
Limited                         East, Wanchai, Hong Kong                   Chinese-language content provider which
                                                                           provides news update, financial news
                                                                           update, fortune telling, horse racing
                                                                           information, leisure, entertainment news
                                                                           and sports news.  It is also a platform
                                                                           provider, providing an array of community
                                                                           services such as chat rooms and message
                                                                           board.
--------------------------------------------------------------------------------------------------------------------------
12. Dong Fang Gas               9/F, Paul Y. Centre, 51 Hung To Road,      Trading of ceramic tiles, bathroom
Holdings Limited                Kwun Tong, Kowloon, Hong Kong              accessories and sundry building
                                                                           materials, manufacturing of ceramic tiles
                                                                           in the PRC and investment holding.
--------------------------------------------------------------------------------------------------------------------------
13. Downer EDI Limited          Level 3, 190 George Street, Sydney, NSW    Infrastructure services, contract
                                2000, Australia                            drilling, contract mining, civil
                                                                           engineering, power services,
                                                                           telecommunication services and rail
                                                                           services.
--------------------------------------------------------------------------------------------------------------------------
14. Favour Leader Limited       8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong
--------------------------------------------------------------------------------------------------------------------------
15. Jade Dynasty Food           23rd Floor, Emperor Group Centre           Operation of restaurants in Asia.
Culture Group Limited           288 Hennessy Road
                                Wanchai, Hong Kong
--------------------------------------------------------------------------------------------------------------------------
16. Gold Peak Industries        8/F Gold Peak Building                     Manufacture and sale of batteries,
(Holdings) Limited              30-34 Kwai Wing Road                       electrical installation products,
                                Kwai Chung NT                              automotive electronics, cable products,
                                Hong Kong                                  loudspeakers and high precision parts and
                                                                           components.
--------------------------------------------------------------------------------------------------------------------------
17. Hongkong Electric           Electric Centre, 28 City Garden Road       Holding company with interests in energy
Holdings Limited                Hong Kong                                  utilities in Hong Kong and elsewhere,
                                                                           engineering consulting, and property
                                                                           development.
--------------------------------------------------------------------------------------------------------------------------
18. Hutchison Whampoa           22nd Floor, Hutchison House                Investment holding company with
Limited                         10 Harcourt Road                           diversified operations in
                                Hong Kong                                  telecommunications, property, ports,
                                                                           retail and manufacturing, energy and
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                                                           infrastructure.
--------------------------------------------------------------------------------------------------------------------------
19. Iu, Lai & Li                20/F, Gloucester Tower,                    Solicitors and Notaries
                                The Landmark, Central,
                                Hong Kong
--------------------------------------------------------------------------------------------------------------------------
20. Kamthorn Limited            8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong
--------------------------------------------------------------------------------------------------------------------------
21. Katmon Limited              8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong
--------------------------------------------------------------------------------------------------------------------------
22. M Channel                   29/F, Paul Y. Centre, 51 Hung To Road,     Provision of focused Chinese language
Corporation Limited             Kwun Tong, Kowloon, Hong Kong              content through the Group's vertical
                                                                           portals targeted at the global Chinese
                                                                           community.
--------------------------------------------------------------------------------------------------------------------------
23. Pacific Century             39/F, PCCW Tower, Taikoo Place,            Provision of international, local and
CyberWorks Limited              979 King's Road,                           mobile telecommunications service,
                                Quarry Bay, Hong Kong                      Internet and interactive multimedia
                                                                           services, the sale and rental of
                                                                           telecommunications equipment, and the
                                                                           provision of computer, engineering and
                                                                           other technical services, mainly in Hong
                                                                           Kong; investment in and development of
                                                                           technology-related businesses; and
                                                                           investment in and development of
                                                                           infrastructure and properties in Hong
                                                                           Kong and elsewhere in the PRC.
--------------------------------------------------------------------------------------------------------------------------
24. Panva Gas Holdings          Room 2501-2502, Vicwood Plaza              The main activities include the sale of
Limited                         199 Des Voeux Road Central                 liquefied natural gas in the bulk and in
                                Hong Kong                                  cylinders, the provision of piped gas,
                                                                           and the sale of liquefied natural gas
                                                                           household appliances.
--------------------------------------------------------------------------------------------------------------------------
25. PSC Corporation Ltd.        348 Jalan Boon Lay, Singapore 619529       Provision of household consumer products
                                                                           and management services.
--------------------------------------------------------------------------------------------------------------------------
26. Rosedale Hotel Group        27/F, Paul Y. Centre, 51 Hung To Road,     Investment holding with property
Limited                         Kwun Tong, Kowloon, Hong Kong              interests in trading and development,
                                                                           hotel operation and toll-road development.
--------------------------------------------------------------------------------------------------------------------------
27. Skynet (International       Suite 2901, 29/F, Great Eagle Centre,      Principally engaged in the provision of
Group) Company                  23 Harbour Road, Wanchai, Hong Kong        installation services for marble and
Limited                                                                    granite products in construction
                                                                           projects, import and sale of marble and
                                                                           granite products and investment in
                                                                           internet website business.
--------------------------------------------------------------------------------------------------------------------------
28. Star East Holdings          29th Floor, Paul Y. Centre                 Production of movies, television
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Limited                         51 Hung To Road, Kwun Tong, Kowloon,       drama series, documentary and infotainment
                                Hong Kong                                  programme, the franchising and operation
                                                                           of theme restaurants under the brand name
                                                                           of "Planet Hollywood" and "Star East" in
                                                                           Asia Pacific, strategic investment in M
                                                                           Channel Corporation Limited, talent
                                                                           management, music production, event
                                                                           production and marketing and property
                                                                           investment.
--------------------------------------------------------------------------------------------------------------------------
29. Techtronic                  Units B-F 24/F CDW Building                Manufacture and trading of rechargeable
Industries Company              388 Castle Peak Road                       power tools, floor care equipment, solar
Limited                         Tsuen Wan                                  powered and electronic products, personal
                                New Territories Hong Kong                  and health care products and kitchenware
                                                                           products.
--------------------------------------------------------------------------------------------------------------------------
30. tom.com limited             48th Floor, The Center,                    TOM.COM LIMITED is an Internet content
                                99 Queen's Road Central,                   provider operating a mega-portal to
                                Hong Kong                                  provide broad "China Experience" content
                                                                           and e-commerce to the world and
                                                                           "Lifestyle for Chinese" content and
                                                                           e-commerce to the worldwide Chinese
                                                                           population both in the Greater China
                                                                           region and overseas Chinese speaking
                                                                           communities.
--------------------------------------------------------------------------------------------------------------------------
31. CK Life Sciences            7/F., Cheung Kong Center, No. 2            Research and development
Int'l., (Holdings) Inc.         Queen's Road Central, Hong Kong            commercialisation, marketing and sale of
                                                                           biotechnology products
--------------------------------------------------------------------------------------------------------------------------

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------
1.             Joint Filing Agreement dated October 19, 2000 among the reporting persons listed on this Amendment No. 1 (previously filed as an exhibit to the Schedule 13D which this amends).

2. Description of voting rights (previously filed as an exhibit to the Schedule 13D which this amends).

3.             Sale and Purchase Agreement dated September 28, 2000 between Chip
               Lian Investments (HK) Limited, Calisan Developments Limited,
               Sanion Enterprises Limited, Mr. Oei Hong Leong and Great Decision
               Limited (previously filed as an exhibit to the Schedule 13D which this amends).

4.             Sale and Purchase Agreement dated September 26, 2000 between Chip
               Lian Investments (HK) Limited, Calisan Developments Limited,
               Sanion Enterprises Limited, Mr. Oei Hong Leong and Powervote
               Technology Limited, as supplemented by that certain supplemental agreement dated September 28, 2000 between such parties
               (previously filed as an exhibit to the Schedule 13D which this amends).

5. Hutch Agreement dated September 28, 2000 between Namble Limited and Powervote Technology Limited (previously filed as an exhibit to the Schedule 13D which this amends).

6. Joint Filing Agreement dated December 1, 2003 among the reporting persons listed on this Amendment No. 2.